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Belmont Savings Bank Announces Two New In-Store Branch Openings
Cambridge, Newton Branches Expand In-Store Strategy for the Bank

BELMONT - Belmont Savings Bank today announced plans with Shaw’s Supermarkets to open two new full service in-store branches: one at the Star Market located at 699 Mount Auburn Street in Cambridge, and another at 33 Austin Street in Newtonville, the Shaw’s overlooking the Mass Pike. The stores will open in the second and third quarters of this year.

The Belmont branches will be located inside both supermarkets and represent the next phase for the Bank’s in-store branch strategy, first launched in early 2012 with their initial in-store branch at 1070 Lexington Street in Waltham. Both branches will have state of the art technology, five to six staff, and two offices to meet and work with customers. The branches will have all the same service offerings as a traditional full-sized branch.

“We are proud to be continuing our partnership with Shaw’s Supermarkets, and look forward to speaking with the individuals, families and businesses in both Cambridge and Newton to discuss which financial solutions are right for them,” said Bob Mahoney, President and Chief Executive Officer of Belmont Savings Bank. “Shaw’s has a track record of being an exemplary community partner, and we expect the communities of Cambridge and Newton will appreciate our quality, personalized service and active local involvement.”

The Cambridge and Newton branch announcements continue the Bank's planned expansion of its network, bringing the total number of branches to seven. Bank officials pointed to entering neighboring Cambridge and Newton markets as the next logical step for the bank.

"Supermarket branches meet the changing needs of today's banking customer," said Hal Tovin, Executive Vice President and Chief Operating Officer of Belmont Savings Bank. "Not only do consumers and businesses want convenience, but they also want the same technology and products of the big banks. These full service branches provide all the products of the big bank, the local commitment of a community bank and the convenience of doing your banking while you are doing your shopping. It is a real win-win for everyone."

“At Shaw’s, working with local companies like Belmont Saving Bank to provide additional convenience to our customers is important and we are excited to expand this partnership,” said Steve Sylven, spokesperson for Shaw’s.  “They have proven their ability to manage and build the in-store franchise to meet the needs of the community, and we are looking forward to collaborating on these new branches in Cambridge and Newton."

Shaw’s is one of the oldest continuously operated supermarkets in the United States with roots dating to 1860. Throughout five New England states, there are 169 store locations employing approximately 18,000 associates.

Both branches will be open six days a week with hours of operation on Monday through Friday 10 a.m. to 7:00 p.m., Saturday 10 a.m. to 5:00 p.m.

About Belmont Savings Bank

Belmont Savings Bank is a $800 million, full-service Massachusetts savings bank dedicated to quality, convenience, and personalized service. The Bank builds on a proud history of financial strength and a tradition of active involvement in the community.  Belmont Savings Bank provides a full range of banking services for professional commercial real estate investors, developers and managers as well as individuals and local small business owners through three full-service offices in Belmont, one full-service office in Watertown, and one Shaw’s supermarket branch in Waltham.  Find out more information by visiting: https://www.belmontsavings.com or Like Belmont Savings on Facebook at http://www.facebook.com/BelmontSavingsBank. Member FDIC.  Member DIF.

Belmont Savings Bank is a wholly owned subsidiary of BSB Bancorp, Inc. which is headquartered in Belmont, Massachusetts. BSB Bancorp, Inc.’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”.